Company Contacts:
Tom Brandt Senior Vice President and CFO TeleCommunication Systems, Inc. Tel 410-280-1001 tbrandt@telecomsys.com	Scott Liolios or Matt Glover Investor Relations Liolios Group, Inc. Tel 949-574-3860 info@liolios.com

TeleCommunication Systems Announces $50 Million Convertible Senior Notes Exchange Transaction

New Maturity is June 30, 2018

ANNAPOLIS, MD – May 2, 2013 – TeleCommunication Systems, Inc. (TCS) (NASDAQ:TSYS), a world leader in highly reliable and secure mobile communication technology, has entered into privately-negotiated exchange agreements with noteholders to retire $50 million in aggregate principal of its outstanding 4.5% Convertible Senior Notes (the “Original Notes”) due in 2014. The Original Notes will be exchanged for $50 million in aggregate principal of new 7.75% Convertible Senior Notes (the “New Notes”) due in 2018. The closing of the exchange transactions is expected to occur on May 7, 2013. Following these transactions, $43.5 million in aggregate principal amount of the Original Notes will remain outstanding.

“By extending the maturity of $50 million of our convertible notes from November 2014 to June 2018, we have laddered our debt maturities and enhanced our financial flexibility,” said Tom Brandt, TCS senior vice president and CFO. “The New Notes are unsecured, and include a call feature.”

Holders may convert the New Notes at their option on any day prior to the close of business on the second “scheduled trading day” (as defined in the indenture governing the New Notes) immediately preceding June 30, 2018. The initial conversion price of the New Notes is unchanged from the Original Notes and remains $10.348 per share of Class A common stock which is equivalent to a conversion rate of approximately 96.637 shares of Class A common stock per $1,000 principal amount of New Notes. The company may redeem some or all of the New Notes at any time on or after June 30, 2014 at the redemption prices set forth in the indenture governing the New Notes plus accrued and unpaid interest to the redemption date.

Shares of the company’s Class A common stock, into which the New Notes are convertible, have been reserved for issuance by the company and will be listed on the NASDAQ Global Select Market.

The Company offered the New Notes to certain holders of the Original Notes in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

No Solicitation or Registration
This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in highly reliable and secure mobile communication technology.

Forward-looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’ current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,” “intend,” “anticipate,” “should,” “prospect,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to TCS’ expectation to close the exchange transaction on May 7, 2013.

Additional risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company’s financial results and the ability of the company to (i) sustain profitability, (ii) accurately assess impairment triggering events related to our intangibles, including goodwill; (iii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iv) conduct its business in foreign countries, (v) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (vi) expand its sales and business offerings in the wireless communications industry, (vii) develop software and provide services without any errors or defects and with adequate security threat protections, (viii) protect its intellectual property rights, (ix) have sufficient capital resources to fund its operations, (x) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (xi) implement its sales and marketing strategy, and (xii) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.